SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             UNIVERSAL EXPRESS, INC.
                        --------------------------------
               (Exact name of Registrant as specified in Charter)

         NEVADA                                            11-2781803
------------------------                           -----------------------------
(State of Incorporation)                           (I.R.S. Employer I.D. Number)

                        1350 BROADWAY, NEW YORK, NY 10018
                       -----------------------------------
                    (Address of Principal Executive Offices)

                            2001 INCENTIVE STOCK PLAN
                       -----------------------------------
                              (Full Title of Plan)

                               RICHARD A. ALTOMARE
                             Universal Express, Inc.
                                  1350 Broadway
                               New York, NY 10018
                                 (212) 239-2575
               ---------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                               ROBERT BRANTL, ESQ.
                                322 Fourth Street
                               Brooklyn, NY 11215
                                 (718) 768-6045


                         CALCULATION OF REGISTRATION FEE

Title of                                   Proposed Maximum       Proposed Maximum
Securities             Amount to                Offering               Aggregate      Amount of
to be Registered       be Registered(1)    Price per Share (2)    Offering Price (2)  Registration Fee
-------------------------------------------------------------------------------------------------------

Class A Common        30,000,000 shares           $.041            $1,230,000             $307.50
Stock, $0.005 par
 value
-------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 30,000,000 shares by $.041, the closing price of shares of the Common Stock on the OTC Bulletin Board on May 4, 2001.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.
                 ---------------------------------------

                  Universal Express, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange
Commission:

                  (a) Universal Express' Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000;

                  (b) Universal Express' Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000;

                  (c) Universal Express' Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000;

                  (d) Universal Express' Current Report on Form 8-K dated December 29, 2000;

                  (e) the description of Universal Express' Common Stock contained in its Registration Statement on Form 8-A

                 Universal Express is also incorporating by reference all documents hereafter filed by Universal Express pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.          DESCRIPTION OF SECURITIES.
                 -------------------------

                 Not Applicable.

Item 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.
                 --------------------------------------

                  Robert Brantl, Esq., counsel to Universal Express, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Universal Express.

Item 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.
                 -----------------------------------------

                 Universal Express has adopted a provision in its By-laws requiring Universal Express to indemnify each of its directors and officers, as well as any person serving at the request of Universal Express as a director, officer, partner or trustee of another entity, who was, is, or is threatened to be made a party, as defined therein, to any third party proceeding, as defined therein, which provides indemnification of such individuals against their expenses, judgments, fines, penalties and amounts paid in settlement in connection with such third party proceeding provided (1) the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Universal Express, and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

                 Universal Express's By-Laws further provide that Universal Express is required to indemnify each of its directors and officers who was or is an authorized representative of Universal Express and who was, is, or is threatened to be made a party to any "corporate proceeding," as defined therein, by reason of the fact that such person was or is an authorized representative of Universal Express against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of Universal Express. In such a proceeding, however, such indemnification is permitted against expenses only provided that if the officer or director is adjudged to be liable to Universal Express, no indemnification is permitted unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

           Universal Express's Certificate of Incorporation provides in Article Six that none of its directors shall be personally liable to Universal Express or its stockholders as a director of Universal Express for monetary damages resulting from breaches of any duty owed as a director except that such provisions shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to Universal Express or its stockholders; (ii) for acts of omissions not in good faith or which involve a knowing violation of law; (iii) under Sections 76.295 and 78.300 of the Nevada General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

           Universal Express's Certificate of Incorporation provides further in
Article 7 that all persons who Universal Express is empowered to indemnify pursuant to Nevada General Corporation Law shall be indemnified to the full extent permitted thereby.

           Section 7.752 of the Nevada General Corporation Law authorizes a corporation to indemnify officers, directors, employees and agents for costs in connection with civil and criminal threatened, pending, completed actions, suits and proceedings coextensive with the indemnification provisions set forth in Universal Express's By-Laws. The section also authorizes the advancement of expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding if provided by the corporation's articles of incorporation, by-laws or agreement.

Item 7.          EXEMPTION FROM REGISTRATION CLAIMED.
                 -----------------------------------

                 Not applicable.

Item 8.          EXHIBITS.
                 ---------

4.1              2001 Incentive Stock Plan

5                Opinion of Robert Brantl, Esq.

23.1             Consent of Feldman Sherb & Co., P.C.,  independent auditors

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.          UNDERTAKINGS.
                 ------------

                 Universal Express hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                 (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Universal Express pursuant to the provisions of the Nevada General Corporation Law or otherwise, Universal Express has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Universal Express of expenses incurred or paid by a director, officer or controlling person of Universal Express in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Universal Express will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

                  Pursuant to the requirements of the Securities Act of 1933, Universal Express, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 7th day of May, 2001.

                                                  UNIVERSAL EXPRESS, INC.



                                                  By:/S/ RICHARD A. ALTOMARE
                                                     ---------------------------
                                                        Richard A. Altomare
                                                        Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following person in the capacities indicated on May 7, 2001.

           NAME                             TITLE
           ----                             -----


/S/ RICHARD A. ALTOMARE          Chairman (Chief Executive Officer,
-----------------------          Chief Financial Officer, Chief Accounting
  Richard A. Altomare            Officer), Director

                                INDEX TO EXHIBITS

4.1         2001 Incentive Stock Plan

5           Opinion of Robert Brantl, Esq.

23.1        Consent of Feldman Sherb & Co., P.C.,  independent auditors

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.



                                    * * * * *